Paul Hastings LLP
Twenty-Fourth Floor
55 Second Street
San Francisco, CA  94105-3441
telephone 415-856-7000
facsimile 415-856-7100
www.paulhastings.com

March 23, 2012

Firsthand Funds
150 Almaden Boulevard, Suite 1250
San Jose, California 95113

Re:	Firsthand Technology Opportunities Fund (File No. 333-179001)

Ladies and Gentlemen:

We have acted as legal counsel to Firsthand Funds, a Delaware statutory trust (the “Trust”), in connection with the reorganization of Firsthand Technology Leaders Fund into Firsthand Technology Opportunities Fund (the “Fund”), each a series of the Trust (the “Reorganization”), pursuant to Pre-Effective Amendment No. 2 to the Trust’s Registration Statement expected to be filed on Form N-14 with the Securities and Exchange Commission on March 26, 2012 (the “Registration Statement”).

As such counsel and for purposes of our opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)
the Trust’s Certificate of Trust dated November 8, 1993, Declaration of Trust dated November 11, 1993, as amended on February 14, 1998 and August 11, 2001, and the Amended By-laws of the Trust dated February 7, 2004, each as presently in effect as certified by the Secretary of the Trust as of the date hereof (together, the “Charter Documents”);

(iii)
a certificate of the Secretary of State of the State of Delaware as to the good standing of the Trust under the laws of the State of Delaware as of March 14, 2012 (the “Good Standing Certificate”); and

(iv)	resolutions adopted by the Trust’s board of trustees on December 12, 2011 authorizing the Reorganization, certified by the Secretary of the Trust.

Firsthand Funds
March 23, 2012

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed:  (i) the due authorization, execution and delivery of all agreements, instruments and other documents by all the parties thereto (other than the due authorization by the Trust); (ii) the genuineness of all signatures on all documents submitted to us; (iii) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and other instruments were authentic and complete; (v) the legal capacity of all individuals executing documents; (vi) that all agreements, instruments and other documents are the valid and binding obligations of each of the parties thereto, enforceable against such parties in accordance with their respective terms and that no such documents have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Trust and other persons on which we have relied for the purposes of this opinion are true and correct and that there has not been any change in the good standing status of the Trust from that reported in the Good Standing Certificate; and (viii) that any purchasers of shares of the Fund satisfy all regulatory and legal requirements applicable to them.  As to all questions of fact material to this opinion and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon certificates or comparable documents of officers and representatives of the Trust and of public officials.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, and assuming that (i) all of the shares of the Fund (the “Shares”) will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund’s Prospectus included in the Registration Statement and in accordance with the Charter Documents, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, we are of the following opinion:

1.         The Shares are duly authorized and, upon issuance and delivery of the Shares and receipt by the Fund of payment of the purchase price therefor in accordance with the Registration Statement, the Shares will be validly issued, fully paid and nonassessable by the Trust.

Firsthand Funds
March 23, 2012

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (i) to the extent set forth in our opinion above, our review of the Delaware Statutory Trust Act (based solely upon our review of a standard compilation thereof) and reported judicial decisions interpreting that law, and (ii) the federal laws of the United States.  We are limiting our opinion on the law of the state of Delaware to that extent because we are not admitted to practice law in that state.

This opinion is rendered solely to you and your shareholders in connection with the filing of the Registration Statement with respect to the Fund.  This opinion may not be relied upon by you for any other purpose or delivered to or relied upon by any other person without our express prior written consent; except that you may furnish a copy of this opinion for information (but not reliance): (i) to your independent auditors and your attorneys, (ii) pursuant to order or legal process of any court or governmental agency, and (iii) in connection with any legal action to which you are a party arising out of the issuance and delivery of the Shares.  This opinion is rendered to you as of the date hereof and is not to be deemed to have been reissued by any subsequent delivery as permitted above, and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Registration Statement, and (ii) the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Paul Hastings LLP
PAUL HASTINGS LLP